LICENSE AGREEMENT

This License Agreement ("Agreement") is made and entered into this 29th day of November, 2010, by and between Nutritional Health Institute Laboratories, a Florida Limited Liability Company (hereinafter referred to as "NHIL") and Global Green International, Inc., a Florida Corporation, a wholly-owned subsidiary of NHIL (hereinafter referred to as "GGII").

WITNESSETH:

WHEREAS, NHIL has exclusive rights to a Salmonella Vaccine which provides a method for controlling intestinal pathogenic organisms (hereinafter the "Vaccine") which is more particularly described in the U.S. Patent Application, Serial Number 12/025,568, filing date 02/04/2008, Publication No. 2008/0260783 and any and all changes, improvements, alterations, upgrades, enhancements, derivations or modifications to the Vaccine or patent as applied for (collectively referred to as the "Vaccine Patents"); and

WHEREAS, NHIL also has exclusive rights to a Salmonella Antigen which provides a method for controlling intestinal pathogenic organisms (hereinafter the "Antigen") which is more particularly described in the U.S. Patent Application, Serial Number 12/794,619, filing date 06/04/2010, and any and all changes, improvements, alterations, upgrades, enhancements, derivations or modifications to the Antigen or patent as applied for (collectively referred to as the "Antigen Patents"); and

WHEREAS, GGII desires to receive an exclusive license from NHIL of the rights to manufacture, distribute, market and sell the Vaccine and the Antigen and assume the obligations associated therewith and to convey to NHIL additional shares of common stock of GGII such that NHIL's stock ownership in GGII will total 600,000,000 shares; the intent being that NHIL will own 600,000,000 shares in total , including the number of shares already owned by NHIL prior to the execution of this License Agreement, which sum shall represent one hundred percent (100%) of the issued and outstanding shares of common stock in GGII; and

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WHEREAS, NHIL is willing to license the rights as described herein to GGII, subject to the specific conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth above and contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NHIL and GGII (the "Parties") hereby agree as follows:

1. Warranties:

A. NHIL warrants that it is a valid Florida limited liability company and has the right and authority to grant a license for the rights described herein, in relation to the Vaccine as described in the Vaccine Patents and the Antigen as described in the Antigen Patents, to GGII, free of any encumbrances or restrictions, but subject to the obligations of the License.

B. NHIL warrants that at the date of the signing of this Agreement, no successful legal actions have been taken against NHIL for patent infringement or liability of any kind, concerning the Vaccine Patent or the Antigen Patent.

C. GGII warrants that it is a legal business entity as a Florida corporation and that the total number of shares of common stock of GGII outstanding and issued being conveyed to NHIL are fully vested, in good standing, with full voting power; that there are no conditions or restrictions on such shares of common stock; that all such shares are being conveyed free and clear of all liens, encumbrances and restrictions of any kind; and, that there are no other authorized or issued and outstanding shares of GGII stock that have any preference, rights or powers superior to the common stock shares being conveyed to NHIL.

E. GGII warrants that it has, or will have prior to engaging in business, the financial resources to fulfill the financial and related obligations it is assuming pursuant to this Agreement.

2. Grant of License: NHIL hereby grants to GGII and GGII accepts an exclusive license

to manufacture, distribute, market and sell the Vaccine and the Antigen as described in the Vaccine Patent and the Antigen Patent, respectively, not only in the United States but also the rest of the world (hereinafter the "License"), subject to the following conditions:

A. GGII agrees to disclose any and all improvements, modifications, enhancements, or alterations of the Vaccine or the Antigen to NHIL and to be responsible for the prosecution of the Patent process for both the Vaccine and the Antigen, to include without limitation the payment for all studies, tests, reports and of all future costs and expenses to obtain the Vaccine and the Antigen Patents, to obtain USDA approval and for the maintenance of the Patents. Furthermore, GGII and its agents, employees, officers, directors and shareholders agree to assign any and all rights to patents and other intellectual property, arising from any improvements, modifications, enhancements, or alterations of or to the Vaccine or the Antigen, to NHIL.

B. GGII and NHIL agree to notify one another in the event that either party learns of any infringement of the Patents or any accusation that the Vaccine or the Antigen infringe another patent.

C. GGII shall fully perform all agreements and contracts arising out of the License granted herein and shall indemnify and hold NHIL harmless from any and all claims of liability, damage, injury, death, contract dispute or other legal actions, including attorney fees, arising out of the use of the Vaccine or the use of the Antigen, as well as any breach of any such agreements and contracts concerning the License.

D. In the event litigation for patent infringement by a third party is initiated against GGII concerning the Vaccine or the Antigen, then NHIL shall assist GGII in defending such claim, without cost to NHIL.

E. In the event litigation for patent infringement is initiated against a third party by GGII, concerning the Vaccine or the Antigen, than NHIL shall assist GGII in the prosecution of such claim, at no cost to NHIL.

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F. GGII acknowledges and agrees that notwithstanding anything herein to the contrary, NHIL shall retain in its name, all intellectual property rights, including without limitation, all patent rights, to the methods described in the Vaccine Patent and the Antigen Patent. Furthermore, GGII: will keep and maintain all confidential and proprietary information as to the Vaccine, the Antigen and the respective Patents, in strictest confidence; may not use any confidential or proprietary information as to the Vaccine, the Antigen or the respective Patents for itself or any third party; and, may not disclose any proprietary or confidential information regarding the Vaccine, the Antigen or the respective Patents to any third party, without the prior written consent of NHIL. The foregoing obligations as to confidentiality, non-disclosure and non-use shall apply to GGII, as well as its officers, directors, agents and employees, for whose compliance GGI shall be personally liable.

G. Prior to initiating any distribution, marketing or sale of the Vaccine or the Antigen, and during the term of this Agreement, GGII shall obtain and maintain Product Liability Insurance in an amount as requested by NHIL, based upon the estimated business volume and the associated potential liability. Such insurance shall name NHIL as an additional insured and contain a specific requirement that such coverage may not be modified, revoked or non-renewed without at least thirty (30) days prior written notice to NHIL.

4. <u>Consideration:</u> GGII as a wholly owned subsidiary of NHIL will issue NHIL such additional shares of common stock of GGII such that NHIL will own a total of 600,000,000 shares of common stock representing one hundred percent (100 %) of the issued and outstanding shares of stock in GGII and shall assume the financial responsibility for the acquisition of the Patents as well as USDA approval of the Vaccine and the Antigen, as consideration for the License granted herein.

5. <u>Survival of Representations</u>: Notwithstanding the termination of this License Agreement, the representations, warranties, covenants and agreements of the parties will survive

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and will continue in full force and effect.

6. Default:

In the event of any default by GGII under the terms, representations and conditions of this License Agreement, all of GGII's rights under the License, shall immediately terminate and all monies to which GGII is entitled to receive pursuant to any contracts or agreements utilizing the Vaccine, or the Antigen shall be immediately be assigned to NHIL.

7. Notices: Any and all notices required or permitted under this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier (i.e. Federal Express), to the other party at the addresses set forth below, and such address as may be changed by notice in accordance with this paragraph. The effective date of notice given by personal delivery shall be the date of such delivery. The effective date of notice by certified mail, or overnight carrier, shall be three (3) days after posting. The effective date of notice if given by overnight carrier shall be the next business day. Notices shall be sent:

To NHIL	:	National Health Institute Laboratories: Attention Pete Ghazvini 2820 Remington Green Circle, Tallahassee, Florida 32308
Copy to	:	Michael P. Bist 1300 Thomaswood Drive Tallahassee, Florida 32312
To GGII	:	Global Green International, Inc. Attn: Pete Ghazvini 2820 Remington Green Circle, Tallahassee, Florida 32308
With copy to:		Michael P. Bist 1300 Thomaswood Drive Tallahassee, Florida 32312

In the event that the last day for giving notice hereunder or for the performance of any obligation

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hereunder, including closing, falls upon a Saturday, Sunday or a legal holiday, the last day for said notice or performance shall be deemed to be the next day which is neither a Saturday, Sunday nor a legal holiday.

8. Applicable law: This Agreement will be deemed to be a contract made under the laws of the State of Florida and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Florida, without regard to principles of conflict of laws.

9. Counterparts: This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original and all of which will together constitute the one and the same agreement.

10. Entire Agreement: The terms and provisions of this Agreement constitutes the entire agreement between the parties and there are no collateral agreements or representations or warranties other than as expressly set forth or referred to in this Agreement. This Agreement supersedes any other agreement whether written or oral, that may have been made or entered into by any party hereto or any of their respective Affiliates (or by any director, officer, manager, member or representative hereof) relating to the matters contemplated hereby.

11. Assignment: Notwithstanding anything herein to the contrary, this Agreement and any or all of its rights, duties or obligations hereunder may not be assigned, or sub licensed, to another party by GGII without the prior written consent of NHIL.

12. Time of Essence: Time is of the essence of this Agreement.

13. Rights of the Parties: Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

14. Non-Disclosure: GGII and NHIL and their respective affiliates, agents, attorneys, or permitted assignees agree to keep confidential and not make disclosures regarding the Vaccine, the Antigen and the respective Patents and the structure of the transactions contemplated herein,

the subject matter hereof, the identity of the parties hereto and their principals, and the status of negotiations conducted hereunder, except as may be jointly agreed to in writing by NHIL and GGII, as is necessary in order to satisfy the requirements of applicable law or as may be necessary to enforce this Agreement.

15. Effective Date: The Effective Date of this Agreement is the date first above written, which is the date on which the last party signed below.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

National Health Institute Laboratories, LLC	Global Green International, Inc.
By: __________ Pete Ghazvini	By: __________ Pete Ghazvini
Its: CEO	Its: COO